EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Macatawa Bank Corporation on Form S-1 of our report dated March 30, 2010 on the consolidated Balance Sheets of Macatawa Bank Corporation as of December 31, 2009 and 2008 and the Consolidated Statements of Income, Changes in Shareholders' Equity and Cash Flows for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Macatawa Bank Corporation's ability to continue as a going concern), and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Grand Rapids, Michigan
February 1, 2011